EXHIBIT 10.2

AMENDMENT AND RESTATEMENT AGREEMENT

AMENDMENT AND RESTATEMENT AGREEMENT, dated as of May 6, 2010 (this “Agreement”), between CINEDIGM DIGITAL CINEMA CORP. (f/k/a ACCESS INTEGRATED TECHNOLOGIES, INC. (the “Company”) and SAGEVIEW CAPITAL MASTER, L.P. (the “Holder”).

W I T N E S S E T H:

WHEREAS, reference is made to the Senior Secured Note, dated August 11, 2009 in the principal amount of $75,000,000 (the “Original Note”), issued by the Company payable to the order of the Holder;

WHEREAS, the Company desires to amend and restate the Original Note on the terms set forth herein;

WHEREAS, Section 11 of the Original Note provides that the Company and the Majority Holders may amend the Original Note;

WHEREAS, the Holder is the sole holder of Notes;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION  1. Defined Terms:  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Original Note.

SECTION  2. Restatement Date:  The “Restatement Date” shall be the date that all conditions set out in Section 4 hereof shall have been satisfied.

SECTION  3. Amendment and Restatement of the Original Note:  (a)  Effective on the Restatement Date, the Original Note (excluding Schedule I thereto, which shall remain in effect after the Restatement Date) is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Restated Note”).

(b) The amendment and restatement of the Original Note as contemplated hereby shall not be construed to discharge or otherwise affect any obligations of the Company accrued or otherwise owing under the Original Note that have not been paid, it being understood that such obligations will constitute obligations under the Restated Note.

(c) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Holder under the Original Note (such rights and remedies being now covered under the Restated Note) or any other Transaction Document.

(d) Each of the Company and each Subsidiary Note Party reaffirms its obligations under the Transaction Documents to which it is party and the validity of the Liens granted by it pursuant to the Guarantee and Collateral Agreement.  Each of the Company and the Subsidiary Note Parties hereby consents to this Agreement and confirms that all obligations of such entity under the Transaction Documents to which such entity is a party shall continue to apply to the Restated Note.

(e) This Amendment shall constitute a Transaction Document for purposes of the Restated Note and from and after the Restatement Date, all references to the Note in any Transaction Document shall refer to the Restated Note.

SECTION  4. Conditions.  The consummation of the amendment and restatement set forth in Section 3 of this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) The Holder shall have received from the Company (i) this Agreement duly executed by the Company and each Subsidiary Note Party and (ii) the Restated Note duly executed on behalf of the Company and registered in the name of the Holder.

(b) The Holder shall have received an amendment in the form of Exhibit B hereto to the Side Letter, dated as of August 11, 2009, among Christie/AIX and the Holder, duly executed by each Phase I Subsidiary, and Christie Sub shall have become a party to such side letter (as amended).

(c) The Company shall have provided to the Holder an accurate and complete copy of the Management Services Agreement, which Management Services Agreement shall be in form and substance reasonably acceptable to the Holder.

(d) The Company shall have deposited $3,873,045 into the Satellite Financing Account (as defined in the Restated Note).

(e) The Holder shall have received the Satellite Financing Control Agreement (as defined in the Restated Note), duly executed on behalf of the Company, the Collateral Agent and UBS Financial Services Inc.

(f) The Holder shall have received a favorable written opinion (addressed to the Holder and dated the Restatement Date) of Kelley Drye & Warren LLP, counsel for the Company, covering such matters relating to the Company and the Restated Note as the Holder shall reasonably request.  The Company hereby requests such counsel to deliver such opinion.

(g) The Holder shall have received a certificate evidencing the incorporation or certificate of formation, as the case may be, and good standing of the Company and Christie Sub in such entity’s state or other jurisdiction of incorporation or organization issued by the Secretary of State (or other applicable authority) of such state of incorporation or organization as of a date within fifteen (15) days of the Restatement Date.

(h) The Holder shall have received a secretary’s certificate, dated as of the Restatement Date, certifying as to (i) the organizational documents of Christie Sub, certified as of a date within five (5) days of the Closing Date by the applicable governmental authority of the applicable jurisdiction and (ii) the by-laws, limited partnership agreement or limited liability company agreement, as applicable, of Christie Sub.

(i) The Holder shall have received all fees and other amounts due and payable in connection with this Agreement and the Original Note on or prior to the Restatement Date.

SECTION  5. Representations and Warranties.  The Company hereby represents and warrants as of the Restatement Date as follows:

(i) the Company and each Subsidiary Note Party has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and under the Restated Note, as applicable;

(ii) the execution and delivery of this Agreement by the Company and each Subsidiary Note Party and the execution and delivery of the Restated Note by the Company has been duly authorized by all necessary action on the part of the Company and each Subsidiary Note Party and no further action is required by the Company, the Subsidiary Note Parties or the board of directors or stockholders of any thereof in connection therewith;

(iii) each of this Agreement and the Restated Note has been duly executed by the Company and the Subsidiary Note Parties, as applicable, and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company and the Subsidiary Note Parties, as applicable, enforceable against the Company and the Subsidiary Note Parties, as applicable, in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(iv) as of the Restatement Date, no Default has occurred and is continuing.

SECTION  6. Applicable Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.

SECTION  7. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute but one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CINEDIGM DIGITAL CINEMA CORP.,
By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer

HOLLYWOOD SOFTWARE, INC.,
By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer

CORE TECHNOLOGY SERVICES, INC.,
By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer
FIBERSAT GLOBAL SERVICES, INC.,
By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer
ADM CINEMA CORPORATION,
By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer
UNIQUESCREEN MEDIA, INC.,
By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer

VISTACHIARA PRODUCTIONS, INC.,
By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer

SAGEVIEW CAPITAL MASTER, L.P., By: Sageview Capital GenPar, Ltd., its general partner
By: /s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

EXHIBIT A

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  YOU MAY CONTACT GARY S. LOFFREDO, THE GENERAL COUNSEL OF THE COMPANY, AT 55 MADISON AVENUE, SUITE 300, MORRISTOWN, NJ 07960, (973) 290-0080, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

SENIOR SECURED AMENDED AND RESTATED NOTE

May [_], 2010	$75,000,000

FOR VALUE RECEIVED, CINEDIGM DIGITAL CINEMA CORP., a Delaware corporation (the “Company”), hereby promises to pay to the order of Sageview Capital Master, L.P. or registered assigns (the “Holder”) the principal amount of SEVENTY-FIVE MILLION United States Dollars ($75,000,000) (the “Original Principal Amount”) on the Maturity Date (as defined in Section 3(a)) or the Extended Maturity Date (as defined in Section 4(a)), if applicable, or upon acceleration, redemption or as otherwise required herein, and to pay interest (“Interest”) on the unpaid principal balance hereof on each Interest Payment Date (as defined in Section 3), at the interest rates and in the manner set forth in this Senior Secured Note (this “Note”).  Interest shall accrue from the Issuance Date (as defined in Section 3) and shall be computed on the basis of a 360-day year of twelve (12) 30-day months.

1.           Securities Purchase Agreement; Other Notes.  This Note is issued pursuant to the Securities Purchase Agreement, dated as of August 11, 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”) between the Company and the purchasers referred to therein.  This Note amends and restates in its entirety the Senior Secured Note, dated August 11, 2009  (the “Original Note”), in the principal amount of $75,000,000 by the Company payable to the order of the Holder, which Original Note has been cancelled as of the Restatement Date and is void and without further effect.  This Note and all Other Notes (as defined in Section 3) are collectively referred to in this Note as the “Notes”.

2.           Payments.

(a)           Payment Location.  All payments of principal of, and interest and premiums on, this Note, except to the extent any such interest is payable through the increase in Principal pursuant to Section 6(b), shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Trading Day (as defined in Section 3), the same shall instead be due on the next succeeding day that is a Trading Day.

(b)           Optional Prepayment.  From the Restatement Date through February 11, 2011, the Company may, in its sole and absolute discretion, any time and from time to time, upon at least three (3) Trading Days prior written notice to the Holder certifying that the Company and the Subsidiary Note Parties shall have unrestricted cash and Permitted Investments of not less than $10,000,000 (or such lesser amount as the Majority Holders shall reasonably agree) in the aggregate after giving effect to the contemplated prepayment, prepay (any date on which a prepayment is made, a “Prepayment Date”) up to an aggregate of 20% of the Original Principal Amount under this Note and the Other Notes in cash at a price equal to 100% of such Principal plus an amount equal to the Interest Amount with respect to such prepaid Principal that is due through and including the Prepayment Date.  Subject to Sections 5 and 9, the Company may not otherwise prepay all or any portion of the Principal due under this Note (or principal under any Other Notes) prior to August 11, 2011.  On or after August 11, 2011, the Company may, at any time and from time to time, upon twenty (20) Trading Days prior written notice to Holder, prepay all or any portion of the Principal outstanding under this Note in cash at a price equal to the sum of (i) an amount equal to (x) 107.5% of such Principal if the Prepayment Date occurs on or after August 11, 2011 but prior to August 11, 2012, (y) 103.75% of such Principal if the Prepayment Date occurs on or after August 11, 2012 but prior to August 11, 2013, or (z) 100% of such Principal if the Prepayment Date occurs on or after August 11, 2013 plus (ii) an amount equal to the Interest Amount with respect to such prepaid Principal through and including the Prepayment Date.  Any optional prepayment of this Note shall be accompanied by an optional prepayment of each Other Note then outstanding on a pro rata basis in accordance with the respective unpaid principal amounts thereof at the time of such prepayment.

(c)           Mandatory Prepayments.  (i) Within one business day after each Quarterly Application Date, the Company shall prepay this Note and the Other Notes, without premium or penalty, in an aggregate amount equal to 100% of Excess Cash Flow on such Quarterly Application Date.

(ii)           Within one business day after each Quarterly Application Date, the Company shall prepay this Note and the Other Notes, without premium or penalty, in an aggregate amount equal to the excess of (A) the aggregate amount of Servicing Fees received by the Company during the Fiscal Quarter ended most recently prior to such Quarterly Application Date over (B) the Company Servicing Fee with respect to such Quarterly Application Date.

(iii)           On June 30, 2011, the Company shall prepay this Note and the Other Notes, without premium or penalty, in an aggregate amount equal to the amount on deposit in the Satellite Financing Account as of such date (including, for the avoidance of doubt, any interest that has accrued on amounts in the Satellite Financing Account that remain on deposit through such date).

(iv)           In the case of each partial prepayment of the Notes under this Section 2(c), the aggregate principal amount of this Note and the Other Notes to be prepaid shall be allocated by the Company among this Note and the Other Notes then outstanding on a pro rata basis in accordance with the respective unpaid principal amounts thereof at the time of such prepayment.

3.           Certain Defined Terms.

(a)           Each capitalized term used herein, and not otherwise defined herein, shall have the meaning ascribed thereto in the Securities Purchase Agreement.  For purposes of this Note, the following terms shall have the following meanings:

“Access DM” means Access Digital Media, Inc.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person.  Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Holder and (ii) neither the Holder nor its Affiliates shall be considered Affiliates of any portfolio company in which the Holder or any of its Affiliates have made a debt or equity investment.

“Approved Stock Plan” means any employee benefit or other plan existing on the Issuance Date and identified in Schedule 3.1(ll) of the Securities Purchase Agreement or that is approved by the board of directors and stockholders of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

“Breakeven LTM EBITDA” means, for any Fiscal Quarter, the number set forth on Schedule I opposite such Fiscal Quarter.

“Breakeven Servicing Fee” means, for any Quarterly Application Date, (i) Consolidated EBITDA (as defined in the Phase I Credit Agreement) for the four-Fiscal Quarter period ended most recently prior to such Quarterly Application Date plus (ii) the aggregate amount of Servicing Fees received by the Company during the four-Fiscal Quarter period ended most recently prior to such Quarterly Application Date minus (iii) the aggregate amount of Servicing Fees received by the Company during the applicable Three FQ Period minus (iv) Breakeven LTM EBITDA for the Fiscal Quarter ended most recently prior to such Quarterly Application Date; provided that in no event shall the Breakeven Servicing Fee be less than zero.

“Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateral Control Agreement” means that certain Account Control Agreement, dated as of August 11, 2009, among the Company, the Collateral Agent and UBS Financial Services Inc., as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Cash Interest Rate” means a per annum interest rate equal to 7.0% through the Maturity Date and, if applicable, a per annum interest rate of 9.5% beginning on the day after the Maturity Date and ending on the Extended Maturity Date, payable as set forth in Section 6 of this Note.

“Change of Control” means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (including, for the avoidance of doubt, the sale of all or substantially all of the assets and/or the capital stock of the Company’s Subsidiaries in the aggregate) to any Person or group (as defined in Section 13(d) of the Exchange Act) (other than Sageview Capital LP and/or any of its Affiliates), (ii) the approval by the holders of the Company’s capital stock of any plan or proposal to effect the liquidation, dissolution or winding up of the Company, (iii) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Sageview Capital LP and/or any of its Affiliates) shall become the beneficial owner (as defined in Rule 13(d)(3) under the Exchange Act) of the voting securities representing more than 35% of the aggregate voting power of all classes of the voting securities of the Company, (iv) the consolidation, merger or other business combination of the Company with or into another Person (other than as permitted by Section 8(p)(i)), (v) as a direct result of any proxy contest or solicitation opposed by the Company, individuals who, at the commencement of that proxy contest or solicitation (the “Incumbent Directors”) cease to constitute at least a majority of the Company's board of directors at the conclusion thereof, provided that any person becoming a director in connection with that proxy contest or solicitation whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be an Incumbent Director or (vi) if the Purchaser Director Entitlement or the Purchaser Observer Entitlement under the Securities Purchase Agreement entitles the Holders of the Notes to at least one Director or one Observer, for 10 consecutive Trading Days the Common Stock is neither listed for trading on a U.S. national securities exchange nor quoted on an established U.S. automated interdealer quotation system and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

“Christie/AIX” means Christie/AIX, Inc., a company organized under the laws of Delaware.

“Christie Note” means the note issued by Christie/AIX payable to Christie Digital Systems USA, Inc., dated August 9, 2007, in the principal amount of $9,600,000, as amended, supplemented or otherwise modified from time to time.

“Christie Sub” means Cinedigm Digital Funding I, LLC, a direct wholly-owned Subsidiary of Christie/AIX.

“Class B Common Stock” means (i) the Company’s Class B Common Stock, $0.001 par value per share, and (ii) any capital stock resulting from a reclassification of such common stock.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral Agent” has the meaning assigned thereto in the Guarantee and Collateral Agreement.

“Common Stock” means (A) the Company’s Class A Common Stock, $0.001 par value per share, and (B) any capital stock resulting from a reclassification of such common stock.

“Company Servicing Fee” means, as of any Quarterly Application Date, the lesser of (i) the aggregate amount of Servicing Fees received by the Company during the Fiscal Quarter ended most recently prior to such Quarterly Application Date and (ii) the Breakeven Servicing Fee for such Quarterly Application Date.

“Contingent Obligation” means, as to any Person, any direct or indirect financial liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other financial obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a

Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Shares.

“Default” means any event or circumstance that is, or with the giving of notice or lapse of time or both, would be an Event of Default.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The term “Dispose” shall have a correlative meaning.

“Disqualified Stock” means, with respect to any Person, any capital stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, in each case prior to the date that is ninety-one (91) days after the Extended Maturity Date; provided that any capital stock held by any future, present or former employee, officer or director of the Company or any of its Subsidiaries pursuant to an Approved Stock Plan shall not constitute Disqualified Stock solely because it may be required or permitted to be repurchased by the Company in connection with the termination of employment by, or service with, the Company and its Subsidiaries.

“Dollars” or “$” means United States Dollars.

“Environmental Law” shall mean any law or any regulatory policy statement or similar guidance of any kind relating to pollution or protection of the indoor or outdoor environment (including protection of human health and safety, other than in respect of occupational health and safety), including (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1984, (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, (iii) the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, (d) the Toxic Substances Control Act of 1976, (iv) the Emergency Planning and Community Right-To-Know Act of 1986, (v) the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, (vi) the National Environmental Policy Act of 1970, (h) the Endangered Species Act of 1973, (vii) the Safe Drinking Water Act of 1974 and (viii) the Atomic Energy Act of 1954.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Excess Cash Flow” means, as of any Quarterly Application Date, the aggregate amount of Restricted Payments (as defined in the Phase I Credit Agreement) permitted to be made to Christie/AIX on such date pursuant to Section 7.11(e)(vii) of the Phase I Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Excluded Taxes” means, with respect to the Holder, or any other recipient of payment to be made by or on account of any obligations of the Company or any of its Subsidiaries under the Notes, (A) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any other jurisdiction under the laws of which such recipient is organized, its principal offices are located, it is resident for tax purposes or to which it has a connection giving rise to such taxes other than by reason of the transactions contemplated by the Notes, the Securities Purchase Agreement or any other Transaction Document, including the holding of the Notes, and enforcing its rights thereunder, (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Holder or recipient is treated as doing business, (C) any Taxes imposed by reason of such Holder or recipient failing to provide forms or certifications it is legally able to provide that would reduce or eliminate such Taxes and that are reasonably requested by the Company and (D) any withholding taxes payable on behalf of a Holder at the time it becomes a Holder, except to the extent that such Holder’s transferor, if any, was entitled, at the time of the transfer to obtain additional amounts from the Company in respect of such Taxes pursuant to Section 21 herein.

“Fiscal Quarter” has the meaning assigned thereto in the Phase I Credit Agreement.

“Foreign Subsidiary” has the meaning assigned thereto in the Guarantee and Collateral Agreement.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“GE Credit Facility” means that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, the lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent, as amended, supplemented or otherwise modified from time to time.

“Governmental Authority” means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of August 11, 2009, among the Company, the Subsidiary Note Parties and Sageview Capital Master, L.P., as collateral agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Holders” means, collectively, the Holder and the other holders of the Notes.

“Immaterial Subsidiary” means any Subsidiary listed on Schedule 1 of the Original Note as of the Issuance Date, provided that the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 1.0% of consolidated total assets or consolidated revenues, respectively, of the Company and its Subsidiaries, collectively, at any time.

“Indebtedness” of any Person means, without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than unsecured account trade payables that are (i) entered into or incurred in the ordinary course of such Person’s business, (ii) on terms that require full payment within ninety (90) days and (iii) not unpaid in excess of ninety (90) days beyond the date such invoice is due to be paid or are being contested in good faith and as to which such reserve as is required by GAAP has been made), (C) all reimbursement or payment obligations, contingent or otherwise, with respect to commercial letters of credit, banker’s acceptances, surety bonds and other similar instruments (including the face amount of all letters of credit), (D) all obligations evidenced by notes, bonds, debentures, redeemable capital stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all Capital Lease Obligations, (G) obligations in respect of Disqualified Stock, (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Amount” means, with respect to any Principal, all accrued and unpaid Interest (including any Default Interest as defined in Section 6(c) but not including any interest added to the Principal pursuant to Section 6(b)) on such Principal through and including such date of determination.

“Interest Payment Date” means (i) September 30, December 31, March 31 and June 30 of each year (or if such date is not a Trading Day, the immediately succeeding Trading Day), beginning with September 30, 2009, (ii) the Maturity Date or Extended Maturity Date, as applicable, and (iii) each other date on which any Principal of this Note is paid in accordance with the terms of this Note.

“Interest Reserve Account” has the meaning assigned thereto in the Guarantee and Collateral Agreement.

“Issuance Date” means August 11, 2009.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

“Majority Holders” means, at any time, Holders of the majority of the principal amount of Notes then outstanding.

“Managed Services Businesses” means the information technology consulting services and managed network monitoring services of Core Technology Services, Inc.

“Management Services Agreement” means that certain Management Services Agreement dated as of May 6, 2010 between the Company, as administrative servicer, and Christie Sub under which the Company has agreed to provide certain management services and accounting, technical, operational, general and administrative services for Christie Sub and its Subsidiaries, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Material Adverse Effect” means a material adverse effect on (i) the legality, validity or enforceability of any Transaction Document, (ii) the results of operations, assets, liabilities, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Maturity Date” means August 11, 2014.

“NEC Notes” means, collectively (i) the promissory note, dated as of May 28, 2008, issued by Access DM to NEC Financial Services, LLC, (ii) the promissory note, dated as of October 22, 2008, issued by Access DM to NEC Financial Services, LLC and (iii) the promissory note, dated as of October 29, 2008, issued by Access DM to NEC Financial Services, LLC.

“Obligations” has the meaning assigned thereto in the Guarantee and Collateral Agreement.

“Options” means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

“Other Notes” means (i) all of the notes issued pursuant to the Securities Purchase Agreement, other than this Note and the Original Note, and (ii) all notes issued in exchange therefor or replacement thereof.

“Permitted Lien” means (i) Liens existing on the Issuance Date not otherwise described in this definition and set forth on Schedule 3.1(jj) to the Securities Purchase Agreement, (ii) Liens for taxes, assessments or governmental charges not at the time due or delinquent or the validity of which is being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained, (iii) statutory liens of landlords and Liens arising by operation of law in the ordinary course of business in favor of carriers and materialmen, or other similar Liens imposed by law, which are not more than 30 days overdue and remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained, (iv) Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment compensation, unemployment insurance and other types of social security (excluding Liens arising under ERISA) which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained, (v) attachments, appeal bonds (and cash collateral securing such bonds), judgments and other similar Liens, for sums not exceeding $500,000 in the aggregate for the Company and its Subsidiaries at any one time outstanding, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed, (vi) easements, rights of way, restrictions and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not impairing or interfering in any material respect with the operation of the business of the Company or any Subsidiary, (vii) Liens securing Indebtedness permitted under Section 8(c)(ii), provided that, (a) to the extent such Indebtedness is used (or intended to be used) for the purchase or acquisition of Satellite Equipment, such

Liens attach at all times only to such assets financed (or to be financed) by such Indebtedness and (b) to the extent any amounts on deposit in the Satellite Financing Account are used for the purchase or acquisition of Satellite Equipment, no Liens may attach to such Satellite Equipment other than Liens in favor of the Holders, (viii) Liens on the assets of, and equity interests in, Subsequent Phase Subsidiaries securing Permitted Phase II Indebtedness and (ix) Liens on the assets of, and equity interests in, Phase I Subsidiaries securing Indebtedness permitted under Section 8(c)(iv).

“Permitted Phase II Indebtedness” means any Indebtedness of a Subsequent Phase Subsidiary (i) as to which neither the Company nor any of its Subsidiaries (other than (A) the Subsequent Phase Subsidiaries and (B) the immediate parent of any Subsequent Phase Subsidiary, to the extent limited to the pledge of capital stock of such Subsequent Phase Subsidiary) provides any Contingent Obligation or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise) and (ii) which does not provide any recourse against any of the assets of the Company or any of its Subsidiaries (other than the Subsequent Phase Subsidiaries).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Phase I Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Phase I Subsidiaries as determined in accordance with GAAP as in effect on the Issuance Date,  excluding (a) the income (or deficit) of any Person accrued prior to the date it becomes a Phase I Subsidiary or is merged into or consolidated with any Phase I Subsidiary, (b) the income (or deficit) of any Person (other than a Phase I Subsidiary) in which any Phase I Subsidiary has an ownership interest, except to the extent that any such income is actually received by a Phase I Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Phase I Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted, by law, contract or otherwise.

“Phase I Credit Agreement” means that certain Credit Agreement, dated as of May 6, 2010, by and among Christie Sub, the lenders party thereto, Société Générale, New York Branch, as co-administrative agent and paying agent, and General Electric Capital Corporation, as co-administrative agent and collateral agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Phase I Digital Deployment Agreement” means a digital deployment agreement executed by a Phase I Subsidiary with a Person in the business of distributing theatrical feature films or other traditional or non-traditional motion picture content.

“Phase II Digital Deployment Agreement” means a digital deployment agreement executed by a Subsequent Phase Subsidiary with a Person in the business of distributing theatrical feature films or other traditional or non-traditional motion picture content.

“Phase I EBITDA” means, for any period, Phase I Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of Phase I Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and non-recurring organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP as in effect on the Issuance Date, and (f) any other non-cash charges, non-cash expenses or non-cash losses for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Phase I Consolidated Net Income in calculating Phase I EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Phase I Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains determined in accordance with GAAP as in effect on the Issuance Date and (iii) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (f) above), all as determined on a consolidated basis.

“Phase I Master License Agreement” means a license agreement executed by a Phase I Subsidiary with a Person in the business of owning or operating one or more cineplexes used for the exhibition of traditional or non-traditional motion picture content.

“Phase II Master License Agreement” means a license agreement executed by a Subsequent Phase Subsidiary with a Person in the business of owning or operating one or more cineplexes used for the exhibition of traditional or non-traditional motion picture content.

“Phase I Subsidiaries” means Christie/AIX, Christie Sub and any of their Subsidiaries primarily engaged in the financing or deployment of digital cinema equipment.

“Preferred Stock” means (A) the Company’s preferred stock, $0.001 par value, including the Series A 10% Non-Voting Cumulative Preferred Stock, $0.001 par value, and (B) any capital stock resulting from a reclassification of such preferred stock.

“Principal” means the outstanding principal amount of this Note as of any date of determination (including any Interest added to the outstanding principal amount of this Note pursuant to Section 6(b)).

“Principal Market” means, with respect to the Common Stock, the Nasdaq Global Market or such other primary exchange on which the Common Stock subsequently becomes traded, and with respect to any other security, the principal securities exchange or trading market for such other security.

“Quarterly Application Date” has the meaning assigned thereto in the Phase I Credit Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 11, 2009, between the Company and the Purchasers, as the same may be amended, supplemented or otherwise modified from time to time.

“Restatement Date” means May 6, 2010.

“Satellite Financing Account” means the “Account” as such term is defined in the Satellite Financing Control Agreement.

“Satellite Financing Amount” means the aggregate principal amount of money deposited by the Company into the Satellite Financing Account on the Restatement Date, which amount shall be $3,873,045.

“Satellite Financing Control Agreement” means the Account Control Agreement, dated as of May 6, 2010, among the Company, the Collateral Agent and UBS.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Servicing Fee” has the meaning assigned thereto in the Management Services Agreement.

“Shares” means the shares of Common Stock.

“Subsequent Phase Subsidiaries” means (i) Access Digital Cinema Phase 2, Corp. and any of its Subsidiaries and (ii) any Subsidiary formed after the Issuance Date, in each case provided such Subsidiary is primarily engaged in the financing or deployment of digital cinema equipment as contemplated by the Phase II Digital Deployment Agreements as in effect on the Issuance Date.

“Subsidiary” means any entity in which the Company or any one or more of its Subsidiaries owns, directly or indirectly, a majority of the outstanding capital stock, equity or similar interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity.

“Subsidiary Note Parties” means all Subsidiaries of the Company other than (i) the Phase I Subsidiaries (so long as the Phase I Credit Agreement is outstanding), (ii) Access DM (so long as any of the NEC Notes are outstanding), (iii) the Subsequent Phase Subsidiaries and (iv) the Immaterial Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“The Pavilion Theatre” means the nine-screen digital movie theater and showcase, located in Brooklyn, New York, operated by the Company and equipped to demonstrate the Company’s integrated digital cinema solutions.

“Three FQ Period” means, for any Quarterly Application Date, the first three Fiscal Quarters of the four-Fiscal Quarter period ended most recently prior to such Quarterly Application Date.

“Trading Day” means any day on which the Common Stock is traded on its Principal Market; provided that “Trading Day” shall not include any day on which the Principal Market is open for trading for fewer than 4.5 hours.

“Transaction Documents” means this Note, the Other Notes, the Securities Purchase Agreement, the Warrant, the Registration Rights Agreement, the Guarantee and Collateral Agreement, the Cash Collateral Control Agreement and each of the other agreements to which the Company is a party or by which it is bound and which is entered into by the parties to the Securities Purchase Agreement in connection with the transactions contemplated thereby.

“Transfer Restriction Termination Event” means, following the Issuance Date, the earliest to occur of (i) the second anniversary of the Issuance Date, (ii) consummation of a Change of Control or (iii) an Event of Default.

“UBS” means UBS Financial Services Inc.

“Warrants” means those certain Warrants issued on the Issuance Date pursuant to the Securities Purchase Agreement.

(b)           Terms Defined Elsewhere in this Note.  The following terms are defined elsewhere in this Note as follows:

“Acceleration Amount”	Section 9(b)
“Alternative Satellite Indebtedness”	Section 8(bb)
“Bankruptcy Law”	Section 9(a)
“Cash Interest Election”	Section 6(b)
“Company”	Preamble
“Company Process Agent”	Section 23
“Custodian”	Section 9(a)
“Default Interest”	Section 6
“Event of Default”	Section 9(a)
“Extended Maturity Date”	Section 4
“Holder”	Preamble
“Holding Company”	Section 8(y)
“Incumbent Directors”	Section 2
“Interest”	Preamble
“Investments”	Section 8(f)
“Moody’s”	Section 8(f)
“Note”	Section 1
“Notice of Change of Control”	Section 5(c)(i)
“Notice of Redemption Upon Change of Control”	Section 5(c)(i)
“Notes”	Section 1
“Original Note”	Section 1

“Original Principal Amount”	Preamble
“Permitted Investments”	Section 8(f)
“Prepayment Date”	Section 2(b)
“Redemption Price”	Section 5(a)
“Registrar”	Section 17
“S&P”	Section 8(f)
“Satellite Equipment”	Section 8(bb)
“Securities Purchase Agreement”	Section 1
“Tax Refund”	Section 21(a)
“Void Acceleration Notice”	Section 9(c)
“Void Optional Redemption Notice”	Section 5(f)

4.           Extended Maturity Date.

(a)           The Company shall have the right, in its sole discretion, to extend irrevocably the Maturity Date until August 11, 2015 (as applicable, the “Extended Maturity Date”), provided, that (i) Phase I EBITDA in respect of the twelve (12) month period ending on June 30, 2014 is not less than $40,000,000, (ii) the aggregate outstanding principal amount of Indebtedness of the Phase I Subsidiaries as of the Maturity Date is less than $10,000,000, (iii) the aggregate principal amount of Indebtedness of the Company, the Subsidiary Note Parties and the Phase I Subsidiaries that is due and payable on or before November 11, 2015 does not exceed $10,000,000, (iv) no Default or Event of Default has occurred and is continuing at such time, (v) neither the Company nor any Subsidiary Note Party has made (or will make) any Investment in any Subsequent Phase Subsidiary during the period from August 11, 2013 to the Extended Maturity Date and (vi) the Company has provided Holder with an irrevocable written notice of such election, via electronic delivery or by overnight courier, at any time at least ten (10) Trading Days prior to the Maturity Date certifying that the foregoing conditions shall be satisfied as of the Maturity Date and including a calculation of the Phase I EBITDA required by the foregoing clause (i).

(b)           Notwithstanding anything contained herein or in any of the other Transaction Documents to the contrary, if the Notes shall remain outstanding after the fifth (5th) anniversary of the initial issuance thereof and the aggregate amount that would be includible in the gross income of the Holders with respect to the Notes (within the meaning of the Code section 163(i)) for all periods ending on or before any Interest Payment Date that occurs after that fifth (5th) anniversary (the “Aggregate Accrual”) would otherwise exceed an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Code section 163(i)) under the Notes on or before such Interest Payment Date and (ii) the product of (A) the issue price (as defined in Code section 1273(b)) of the Notes and (B) the yield to maturity (interpreted in accordance with Code section 163(i)) of the Notes (such sum, the “Maximum Accrual”), then the Company shall prepay to the Holders in cash on each Interest Payment Date occurring after such fifth (5th) anniversary that minimum portion of the Principal and/or Interest Amount necessary to prevent the Notes from constituting “applicable high yield discount obligations” within the meaning of Code section 163(i), up to an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual, and the amount of such payment shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Code section 163(i)(2)(B)(1)) under the Notes.  This provision is intended to prevent the Notes from being classified as “applicable high yield discount obligations”, as defined in Code section 163(i), and shall be interpreted consistently therewith.

5.           Redemption at Option of the Holder.

(a)           Redemption Option Upon a Change of Control.  In addition to all other rights of the Holder contained herein, after a Change of Control, the Holder shall have the right, at the Holder’s option, exercised by written notice to the Company given within thirty (30) days of such Change of Control, to require the Company to redeem all or a portion of the Principal at a price (the “Redemption Price”) equal to the sum of (i) 101% of such Principal plus (ii) cash in an amount equal to the Interest Amount with respect to such Principal through and including the date of redemption pursuant to this Section 5.

(b)           Intentionally deleted.

(c)           Mechanics of Redemption Upon Notice of Change of Control and Payment Upon a Change of Control.

(i)             No sooner than thirty (30) nor later than fifteen (15) Trading Days prior to the consummation of a Change of Control, but in any event not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic delivery and overnight courier (a “Notice of Change of Control”) to the Holder and each holder of the Other Notes.  At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least twenty (20) days prior to a Change of Control, at any time on or after the date which is twenty (20) days prior to a Change of Control) and ending on the date that is five (5) Trading Days prior to the consummation of such Change of Control, the Holder may require the Company to redeem all or a portion of the Principal pursuant to Section 5(a) by delivering written notice thereof via electronic delivery and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Company, which Notice of Redemption Upon Change of Control shall indicate (I) the amount of Principal that the Holder is submitting for redemption and (II) the applicable Redemption Price, as calculated pursuant to Section 5(a).

(ii)             The Company shall pay and/or deliver the Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 5(g), this Note shall have been so delivered to the Company.  The Company shall not enter into any binding agreement or other arrangement with respect to a Change of Control unless the Company provides that the payments provided for in this Section 5(c) shall have priority to payments to stockholders in connection with such Change of Control and the Company complies with such provision.

(d)           Intentionally deleted.

(e)           Intentionally deleted.

(f)           Intentionally deleted.

(g)           Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being redeemed.  The Holder and the Company shall each maintain records showing the Principal redeemed and the dates of such redemptions or shall use such other method, reasonably satisfactory to the other, so as not to require physical surrender of this Note upon each such redemption.  In the event of any dispute or discrepancy, such records of the Company establishing the Principal to which the Holder is entitled shall be controlling and determinative in the absence of demonstrable error.  Notwithstanding the foregoing, if this Note is redeemed in part as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following prepayment or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(h)           Disputes; Miscellaneous.  In the event of a bona fide dispute as to the determination of the arithmetic calculation of the Redemption Price, the Company shall transmit an explanation of the disputed arithmetic calculations to the Holder via electronic delivery within two (2) Trading Days of receipt of Notice of Redemption Upon Change of Control.  If the Holder and the Company are unable to agree upon the arithmetic calculation of the Redemption Price within one (1) Trading Day of such disputed arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Trading Days) submit via electronic delivery the disputed arithmetic calculation of the Redemption Price to the Company’s independent, outside accountants.  The Company shall direct the accountants to perform the calculations and notify the Company and the Holder of the results no later than two (2) Trading Days from the time it receives the disputed calculations.  Such accountant’s calculation shall be binding upon all parties absent demonstrable error.  The costs and expenses of the accountant engaged pursuant to this Section 5(h) shall be borne equally by the Company and the Holder.  In the event of a redemption pursuant to this Section 5 of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder a replacement note representing the remaining Principal that has not been redeemed, if required pursuant to Section 5(g).

6.           Interest.

(a)           Cash Portion.  Interest shall be payable at the Cash Interest Rate on each Interest Payment Date, including the Maturity Date or the Extended Maturity Date, as applicable, to the record Holder of this Note on such Interest Payment Date in cash.  On each Interest Payment Date, funds on deposit in the Interest Reserve Account shall be withdrawn by the Collateral Agent and applied to pay Interest payable pursuant to this Section 6(a) in accordance with the Guarantee and Collateral Agreement; provided that, to the extent funds on deposit in the Interest Reserve Account at such time are insufficient to pay such Interest in full or the Cash Collateral Control Agreement is no longer in effect, the Company shall pay the balance of such Interest directly on such Interest Payment Date.

(b)           PIK Portion.  Additional Interest shall be payable at a rate per annum equal to 8.0% on each Interest Payment Date to the Holder of this Note on such Interest Payment Date by increasing the principal amount of this Note and each Other Note, provided that (i) any such Interest payable on the Maturity Date or the Extended Maturity Date, as applicable, shall be payable in cash and (ii) at the Company’s election, all or any portion of the Interest payable under this Section 6(b) may be paid in cash (such an election, the “Cash Interest Election”).  Any Interest added to the principal amount of this Note pursuant to this Section 6(b) shall thereafter bear Interest at the interest rates as provided in this Section 6.  If any Cash Interest Election is made in respect of this Note on any Interest Payment Date, the Company shall make a Cash Interest Election under each Other Note in an equal portion relative to the respective unpaid principal amounts outstanding under this Note and the Other Notes at such time.

(c)           Default Interest.  Any accrued and unpaid Interest which is not paid in accordance with Section 6(a) within five (5) Trading Days of the applicable Interest Payment Date or any unpaid Principal which is not paid when due shall bear interest at a rate equal to the lesser of 1.0% per month (prorated for partial months) or the highest lawful rate per annum from such Interest Payment Date or such due date, as applicable, until the same is paid in full (the “Default Interest”).

7.           Collateral Agent.  The Holder, by accepting this Note, hereby agrees to the appointment of the Collateral Agent and the provisions of Section 8 of the Guarantee and Collateral Agreement.

8.           Covenants. The Company shall observe each of the following covenants, unless the Majority Holders otherwise consent in writing:

(a)           Corporate Existence.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business (except as otherwise permitted under Section 8(p)), and (iii) maintain and protect the validity and enforceability of all material Intellectual Property Rights used in the business of the Company and its Subsidiaries, including by pursuing each registration and application for material Intellectual Property Rights and conducting all commercially reasonable actions necessary to enforce its material Intellectual Property Rights against any misappropriation, violation or infringement.

(b)           Intentionally Deleted.

(c)           Limitations on Indebtedness.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, issue, incur, assume, maintain, suffer to exist or extend the term of any Indebtedness, except for:

(i)              Indebtedness under the Notes and all Indebtedness existing on the Issuance Date and set forth on Schedule 3.1(jj) to the Securities Purchase Agreement;

(ii)             other Indebtedness of the Company and the Subsidiary Note Parties, in an aggregate principal amount not to exceed, together with amounts withdrawn from the Satellite Financing Account in accordance with Section 8(bb), $10,000,000 at any time; provided, however, that (I) the proceeds of such Indebtedness are used (or required by the terms of such Indebtedness to be used) (A) for the purchase, acquisition or installation of Satellite Equipment or (B) to fund working capital requirements of the Company and its Subsidiaries; (II) the yield with respect to such Indebtedness shall not exceed a rate equal to 12% per annum; and (III) the aggregate number of shares of Common Stock, Preferred Stock and Convertible Securities, if any, that are issued in connection with the incurrence of such Indebtedness shall not exceed 1% of the total Common Stock, Preferred Stock and Convertible Securities outstanding, on a fully diluted basis, immediately prior to the incurrence of such Indebtedness and the issuance of such Common Stock, Preferred Stock and/or Convertible Securities;

(iii)             Indebtedness of (A) the Company owing to any Subsidiary or (B) any Subsidiary owing to the Company or any other Subsidiary to the extent permitted by Section 8(f);

(iv)             Indebtedness incurred by the Phase I Subsidiaries under the Phase I Credit Agreement in an aggregate principal amount not to exceed $172,500,000; and

(v)             Permitted Phase II Indebtedness.

(d)           Limitation on Liens.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by the Company or any of the Subsidiaries other than a Permitted Lien.

(e)           Limitation on Prepayment of Debt. From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to redeem, retire, defease or otherwise repay or prepay in cash any principal of any Indebtedness listed on Schedule 3.1(jj) to the Securities Purchase Agreement other than (i) the 2007 Notes, (ii) the prepayment in full of the GE Credit Facility and the Christie Note with the proceeds of Indebtedness under the Phase I Credit Agreement, (iii) as required by the terms of such Indebtedness in effect on the Issuance Date, (iv) Indebtedness of any Subsequent Phase Subsidiary, or (v) in the case of Indebtedness (other than Indebtedness of the Subsequent Phase Subsidiaries), from the proceeds of an offering of equity securities of the Company.

(f)           Restriction on Loans; Investments.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to (except for (A) Investments (as defined below) existing as of the Issuance Date and set forth on Schedule 3.1(jj) of the Securities Purchase Agreement, (B) Permitted Investments (as defined below), (C) Investments in the Subsequent Phase Subsidiaries in an aggregate amount not to exceed $2,000,000; provided that, in no event, shall any such Investment be made after the Maturity Date, and (D) Investments on the Issuance Date in an aggregate amount not to exceed $5,000,000 in Phase I Subsidiaries in order to pay down the GE Credit Facility, as contemplated by the GECC Amendment Agreement (as defined in the Securities Purchase Agreement)) make any loans to, or investments in, any other Person, including through lending money, deferring the purchase price of property or services, purchasing any note, bond, debenture or similar instrument, providing any letter of credit, guaranteeing (or taking any action that has the effect of guaranteeing) any obligations of any other Person, or acquiring any equity securities of, or other ownership interest in, or making any capital contribution to any other Person (“Investments”); provided, however, that the Company and the Subsidiary Note Parties may make Investments in each other and the Subsidiaries that are not Subsidiary Note Parties may make Investments in the Company or any Subsidiary.  “Permitted Investments” means (a) marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less (provided that if such certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits are in an aggregate amount of $250,000 or less, having maturities of two years or less) from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a remaining term of not more than 30 days, with respect to securities issued or unconditionally guaranteed or insured by the United States or issued by any agency thereof and backed by the full faith and credit of the United States; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or Aa by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least

$5,000,000,000; or (h) other Investments in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding, provided that, in no event, shall any Investment be made under this clause (h) in any Subsequent Phase Subsidiary after the Maturity Date.

(g)           Restrictions on Subsidiary Equity.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to issue, transfer or pledge any capital stock or equity interest in any Subsidiary to any Person other than (i) any transfer or issuance to the Company or any Subsidiary Note Party and the issuance of 100% of the equity of Christie Sub to Christie/AIX, (ii) pursuant to the Guarantee and Collateral Agreement, (iii) the pledge of capital stock of the Phase I Subsidiaries pursuant to (A) prior to the Restatement Date, the GE Credit Facility and (B) on and after the Restatement Date, the Phase I Credit Agreement, (iv) the issuance of capital stock or equity interests of a Subsequent Phase Subsidiary to the Company, a Subsidiary Note Party or another Subsequent Phase Subsidiary or (v) the pledge of capital stock or equity interests of any Subsequent Phase Subsidiary to secure Permitted Phase II Indebtedness.

(h)           Restriction on Purchases or Payments.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or set any record date with respect to any of the foregoing, except as may be required by the NOL Rights Agreement (as defined in the Securities Purchase Agreement); provided that beginning September 30, 2010, the Company may pay dividends in accordance with the terms of the Preferred Stock outstanding as of the Issuance Date; and provided, further, that any Subsidiary may declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock that is held solely by the Company or by another Subsidiary, or (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries; provided, however, that so long no Event of Default has occurred and is continuing the Company may repurchase shares of its securities from its employees and directors pursuant to an Approved Stock Plan in an amount not to exceed $250,000 in any fiscal year, or (iii) permit any of its Subsidiaries to enter into any agreement which would limit or restrict the Company’s or any of its Subsidiaries’ ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Note, the Securities Purchase Agreement, or any other Transaction Document.

(i)           Restriction on Asset Dispositions.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired, except:

(i)             the Disposition of obsolete or worn out property in the ordinary course of business;

(ii)              the sale of inventory in the ordinary course of business;

(iii)             any Disposition permitted by Section 8(g) or 8(p);

(iv)             the Disposition by any Subsidiary of any or all of its assets to the Company or any Subsidiary Note Party;

(v)             the Disposition of The Pavilion Theatre and/or the Managed Services Business at fair market value; provided that 100% of the consideration thereof is payable in cash or Permitted Investments;

(vi)             the Disposition of the capital stock of any Subsequent Phase Subsidiary; provided that the Company continues to act as the “Servicer” to such Subsequent Phase Subsidiary on terms (including economics) no less favorable to the Company than set forth in the Phase II Digital Deployment Agreements as in effect on the Issuance Date; provided, further, that 100% of the consideration thereof is payable in cash or Permitted Investments;

(vii)             the Disposition of property not referred to in clauses (i)-(vi), (viii) and (ix) of this Section 8(i) having a fair market value not to exceed $500,000 in the aggregate; provided that 100% of the consideration thereof is payable in cash or Permitted Investments;

(viii)             the Disposition by Christie/AIX of all of its assets and liabilities to Christie Sub; and

(ix)              the Disposition by a Subsequent Phase Subsidiary of property or assets to another Subsequent Phase Subsidiary.

Notwithstanding anything to the contrary, any earn-out payments payable to the Company or any Subsidiary and services credited pursuant to any agreement entered into in connection with a Disposition shall be deemed cash consideration for purposes of this Section 8(i).

(j)           Restriction on Swap Agreements.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of capital stock) and not for speculative purposes and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

(k)           Clauses Restricting Subsidiary Distributions.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) make, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary, (ii) make loans or advances to, or other Investments in, the Company or any other Subsidiary or (iii) transfer any of its assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under (A) the GE Credit Facility as of the Issuance Date, (B) the Phase I Credit Agreement as of the Restatement Date or (C) any Permitted Phase II Indebtedness.

(l)           Restrictions on Changes in Lines of Business.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the Issuance Date or that are reasonably related thereto.

(m)           Restriction on Amendments to Material Documents.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) in a manner adverse to the interests of the Holders in any material respect, including for the avoidance of doubt, any amendment that would be less favorable to the Phase I Subsidiaries in any material respect, the certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents of the Company or any Subsidiary Note Party (including any certificate of designation with respect to any Preferred Stock), except as permitted by Section 4.28 of the Securities Purchase Agreement or as required to (i) change the Company’s name to Cinedigm Digital Cinema Corp., (ii) effect a reverse stock split, (iii) disable the anti-takeover provisions of Section 203 of the Delaware General Corporation Law or (iv) implement the provisions of Section 4.29 of the Securities Purchase Agreement.

(n)           Restriction on Amendments to Phase I Material Agreements.  (i) From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not permit any Phase I Subsidiary to (A) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) in a manner adverse to the Holders or the Company in any material respect the certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents of any Phase I Subsidiary (including, without limitation, the Management Services Agreement), (B) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) in a manner adverse to the interests of the Holders or the Company in any material respect, including for the avoidance of doubt, any amendment that would be less favorable to the Phase I Subsidiaries in any material respect, any Phase I Master License Agreement or any Phase I Digital Deployment Agreement or (C) enter into any new Phase I Master License Agreement or Phase I Digital Deployment Agreement, which has terms that differ from the Phase I Master License Agreements or any Phase I Digital Deployment Agreements, as applicable, as of the Issuance Date, and which change in terms is adverse to the interests of the Holders or the Company in any material respect.

(ii)              From the Restatement Date and for so long as any of the Obligations are outstanding, the Company shall not permit any Phase I Subsidiary to amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the Phase I Credit Agreement without the prior written consent of the Majority Holders (such consent not to be unreasonably withheld or delayed).

(o)           Restriction on Amendments to Phase II Material Agreements. From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to (i) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) in a manner adverse to the Holders or the Company in any material respect (A) any agreement relating to any Permitted Phase II Indebtedness, (B) the certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents of any Subsequent Phase Subsidiary or (C) any Phase II Master License Agreement or any Phase II Digital Deployment Agreement or (ii) enter into any new Phase II Master License Agreement or Phase II Digital Deployment Agreement, which has terms that differ in any material respect from the Phase II Master License Agreements or any Phase II Digital Deployment Agreements, as applicable, as of the Issuance Date, and which change in terms is adverse to the Holders or the Company in any material respect.

(p)           Restriction on Fundamental Changes.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:

(i)             the Company may consummate (A) a merger, consolidation or business combination in which holders of voting securities of the Company immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the aggregate voting power of all classes of voting securities of the surviving Person entitled to vote generally for the election of the members of the board of directors (or their equivalent if other than a corporation) of such Person, or (B) a migratory merger solely for the purpose of changing the jurisdiction of incorporation of the Company; provided that the surviving Person (if other than the Company) (I) be organized under the laws of the Untied States or any state thereof, (II) agree to assume this Note and the Company’s obligations hereunder and the Guarantee and Collateral Agreement and the Company’s obligations thereunder and (III) deliver to the Holder an opinion of counsel to the Company confirming the continuing enforceability of this Note, the Guarantee and Collateral Agreement and the perfection and priority of the Liens created thereunder;

(ii)             that any Subsidiary may be merged with or into the Company (provided that the Company shall be the continuing or surviving corporation) or any Subsidiary Note Party (provided that the Subsidiary Note Party shall be the continuing or surviving corporation); and

(iii)             the Company and the Subsidiaries may distribute all of the capital stock of any or all of the Subsequent Phase Subsidiaries so long as the Company continues to act as the “Servicer” to such Subsequent Phase Subsidiary on terms (including economics) no less favorable to the Company than set forth in the Phase II Digital Deployment Agreements as in effect on the Issuance Date.

(q)           Restriction on Affiliate Transactions.  From Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate (other than a Subsidiary Note Party), including transfer of any assets to any such Affiliate, except in the ordinary course of the Company’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to the Company or such Subsidiary, as the case may be, than such Person would obtain in a comparable arms’-length transaction with a Person not an Affiliate of the Company or such Subsidiary, and on terms consistent with the business relationship of the Company or such Subsidiary and such Affiliate prior to the Issuance Date, if any, except that Christie/AIX may Dispose of all of its assets to Christie Sub in accordance with Section 8(i)(viii) and a Subsequent Phase Subsidiary may Dispose of its assets or property to another Subsequent Phase Subsidiary in accordance with Section 8(i)(ix).

(r)           SEC Filings.  From the Issuance Date and for so long as any of the Obligations are outstanding, (i) the Company shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all annual financial information required to be filed with the SEC on Form 10-K or Form 10-KSB, as applicable, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) the Company shall deliver (A) copies of all such filings with the SEC to each holder of Notes then outstanding within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR or a similar retrieval system maintained by the SEC and are immediately available to the public through EDGAR or such system and (B) electronic copies of all press releases issued by the Company or any of its Subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

(s)           Additional Deliverables.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall furnish to the Holder (i) within thirty (30) days prior to the commencement of each fiscal year of the Company, an annual budget (it being understood that the initial budget shall be in a form and with such information and other data as is reasonably satisfactory to the Majority Holders on the Issuance Date and each budget thereafter shall be prepared in a similar form with corresponding information), which budget shall be certified by the chief financial officer of the Company as having been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made, (ii) within 10 days after the end of each Fiscal Quarter, a compliance certificate demonstrating compliance with the covenants set forth in this Note and stating that no Default or Event of Default has occurred (or if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto), (iii) concurrently with the delivery to the holders of any Indebtedness of the Company or any Subsidiary having an aggregate principal amount (or commitments to lend) in excess of $5,000,000 or any representative of such holders, any financial information, certificates, reports, notices or other material information furnished to any such Person, (iv) within one (1) Trading Day after receipt thereof, a copy of any material notice or other material written communication from any holder of any Indebtedness of the Company or any Subsidiary having an aggregate principal amount (or commitments to lend) in excess of $5,000,000 and (v) within 5 days after the end of each Fiscal Quarter, a certificate setting forth the detailed calculations of (x) the Breakeven Servicing Fee, (y) the Company Servicing Fee and (z) amounts (if any) due under Section 2(c)(ii).

(t)           Compliance with Laws.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including ERISA and the rules and regulations thereunder and all Environmental Laws).

(u)           Maintenance of Assets; Insurance.  From the Issuance Date and for so long as any of the Obligations are outstanding the Company will:

(i)             keep, and will cause each Subsidiary to keep, all assets necessary in its business in good working order and condition, ordinary wear and tear excepted;

(ii)             maintain, and cause each Subsidiary to maintain (either in the name of the Company or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all their assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, which insurance, in the case of the Company and each Subsidiary Note Party, shall (A) name the Collateral Agent as insured party or loss payee and (B) be reasonably satisfactory in all other respects to the Collateral Agent, and the Company and each Subsidiary Note Party shall endeavor to provide that the issuing insurer shall endeavor to mail thirty (30) days written notice to the Collateral Agent of any cancellation in coverage thereof;

(iii)             furnish to the Holder, upon reasonable written request, full information as to the insurance carried; and

(iii)             within thirty (30) days after the end of each fiscal year of the Company, furnish to the Collateral Agent and the Holder a report of a reputable insurance broker with respect to the insurance carried.

(v)           Payment of Taxes.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company will, and will cause each of Subsidiary to, pay and discharge, before the same shall become delinquent, all income and all other material Taxes, assessments and other governmental charges or levies, imposed upon them or any of their properties or assets or in respect of their businesses or incomes except for those being contested in good faith by proper proceedings diligently conducted and against which adequate reserves, in accordance with GAAP, have been established.

(w)           Senior Indebtedness.  Payments of principal and other payments due under this Note shall not be subordinated to any obligations of the Company or any Subsidiary Note Party and shall rank senior to all other Indebtedness (other than payments of trade accounts payable of the Company and the Subsidiary Note Parties).

(x)           Phase I Prepayments and Other Obligations.  From the Restatement Date and for so long as any of the Obligations are outstanding, the Company shall (i) cause the Phase I Subsidiaries to, within one business day after each Quarterly Application Date, distribute 100% of Excess Cash Flow to the Company, (ii) cause the Christie Sub on each Monthly Application Date (as defined in the Phase I Credit Agreement) to pay the Servicing Fee earned during such month to the Company to the extent permitted by the Phase I Credit Agreement and (iii) apply any optional prepayment first to the scheduled installment of term loans under the Phase I Credit Agreement due on the maturity date thereof until such amount is zero.

(y)           Holding Company Pledge.  From the Issuance Date and for so long as any of the Obligations are outstanding, the Company shall not enter into any transactions pursuant to which all of the capital stock of the Company would be owned by a corporation, limited liability company, partnership or other entity (the “Holding Company”), unless such Holding Company agrees to pledge all of the capital stock of the Company for the benefit of the Holders.

(z)           Collateral Agreements.

(i)             At such time as the Phase I Credit Agreement has been paid in full, the Company shall cause each Phase I Subsidiary to (A) become a Subsidiary Note Party and execute and deliver a joinder to the Guarantee and Collateral Agreement in the form attached thereto as Annex I, (B) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected first priority (subject to Liens to the extent permitted by the Guarantee and Collateral Agreement) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Phase I Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (C) if requested by the Collateral Agent, deliver to the Collateral Agent, for the benefit of the Holders legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(ii)             At such time as the NEC Notes have been paid in full, the Company shall cause Access DM to (A) become a Subsidiary Note Party and execute and deliver a joinder to the Guarantee and Collateral Agreement in the form attached thereto as Annex I, (B) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected first priority (subject to Liens to the extent permitted by the Guarantee and Collateral Agreement) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to Access DM, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (C) if requested by the Collateral Agent, deliver to the Collateral Agent, for the benefit of the Holders legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent; provided that Access DM shall not pledge the capital stock of Christie/AIX prior to the date that the Phase I Subsidiaries become Subsidiary Note Parties pursuant to Section 8(z)(i).

(iii)             Upon (A) the formation or acquisition of any new direct or indirect Subsidiary (other than a Foreign Subsidiary, a Subsequent Phase Subsidiary or Christie Sub) by the Company or any Subsidiary, or (B) any Subsidiary ceasing to be an Immaterial Subsidiary, the Company shall, within 15 days (which may be extended by up to additional 15 days by the Majority Holders) after such formation or acquisition or such Subsidiary ceasing to be an Immaterial Subsidiary, cause such Subsidiary to (1) become a Subsidiary Note Party and execute and deliver a joinder to the Guarantee and Collateral Agreement in the form attached thereto as Annex I, (2) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected first priority (subject to Liens to the extent permitted by the Guarantee and Collateral Agreement) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (3) if requested by the Collateral Agent, deliver to the Collateral Agent, for the benefit of the Holders legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(iv)             From after the date which is thirty (30) days after the Issuance Date, the Company shall, and shall cause each Subsidiary Note Party to, maintain at all times all of its cash and Permitted Investments in excess of $250,000 in deposit accounts or securities accounts with respect to which the Collateral Agent has entered into an agreement providing the Collateral Agent “control” over such accounts within the meaning of the Uniform Commercial Code (as defined in the Guarantee and Collateral Agreement), in form and substance reasonably satisfactory to the Collateral Agent.

(aa)           Interest Reserve Account.  From the Restatement Date and for so long as any of the Obligations are outstanding, the Company shall deposit $125,000 into the Interest Reserve Account on the last business day of each March, June, September and December of each year.

(bb)           Satellite Financing Account. From the Restatement Date and at any time on or prior to June 30, 2011, the Company may, with the written consent of the Majority Holders (it being understood that such written consent may be in the form required by the Satellite Financing Control Agreement in order to effect withdrawals from the Satellite Financing Account and which written consent shall not be withheld if the Company certifies in the officer’s certificate required by clause (i) below that the amounts being withdrawn will be used for the purchase of Satellite Equipment described on Schedule II hereto for a price of not more than 110% of the amount therefor set forth in Schedule II) and in accordance with the provisions of the Satellite Financing Control Agreement, withdraw amounts on deposit in the Satellite Financing Account, in an aggregate amount not to exceed the Satellite Financing Amount and interest accrued thereon, for the purchase, acquisition or installation of satellite dishes, equipment or infrastructure (collectively, “Satellite Equipment”); provided that (i) prior to any such withdrawals, the Company shall provide an officer’s certificate to the Holders, in form and substance reasonably satisfactory to the Holders, certifying that such amounts shall be used only for the purchase of Satellite Equipment and (ii) the amount that the Company shall be entitled to withdraw from the Satellite Financing Account shall be reduced, on a dollar-for-dollar basis, by any Indebtedness (such Indebtedness, “Alternative Satellite Indebtedness”) incurred by the Company to finance the purchase, acquisition or installation of Satellite Equipment.

(cc)           Alternative Satellite Indebtedness. The Company shall provide the Holders with two business days prior written notice of the incurrence of any Alternative Satellite Indebtedness, which notice shall include (i) the amount thereof and (ii) the interest rate applicable thereto.

9.           Defaults and Remedies.

(a)           Events of Default.  An “Event of Default” is (i) default in payment of any Principal of this Note, or any Redemption Price, when and as due; (ii) default in payment of any Interest on this Note that is not included in an amount described in the immediately preceding clause (i) that is not cured within five (5) Trading Days from the date such Interest was due; (iii) any default in the observance or performance of any covenant or agreement contained in clauses (c) through (f) and (l) of Section 8; (iv) failure by the Company to comply with any other provision of this Note or any other Transaction Document in all material respects within twenty (20) days after the earlier of (x) the Company’s receipt of notice to comply with such provision or (y) the Company becoming aware of such default; (v) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company in this Note, the Securities Purchase Agreement, any Transaction Document or in any certificate or other document delivered pursuant hereto or thereto, shall be incorrect in any material respect when made or deemed made; (vi) any default in payment of any Indebtedness or Swap Agreement obligation in excess of $5,000,000, individually or in the aggregate, or any event or circumstances arising such that any Person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfillment of any condition and/or the making of any determination, become entitled (A) to require repayment before its stated maturity of any Indebtedness or Swap Agreement obligation in excess of $5,000,000 of the Company or any of the Subsidiary Note Parties or Phase I Subsidiaries, or (B) to take any step to enforce any security for, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness in excess of $5,000,000 by the Company or any of the Subsidiary Note Parties or Phase I Subsidiaries, in each case whether such Indebtedness or Swap Agreement now exists or shall be created hereafter; (vii) any of the Transaction Documents (including the guarantee contained in Section 2 of the Guarantee and Collateral Agreement) or any subordination provisions in any subordinated indebtedness shall cease, for any reason, to be in full force and effect, or the Company or any of the Subsidiaries shall so assert; (viii) the Company, the Subsidiary Note Parties or the Phase I Subsidiaries pursuant to or within the meaning of any Bankruptcy Law (as defined below): (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian (as defined below) of it or any of its Subsidiaries for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (ix) an involuntary case or other proceeding is commenced directly against the Company or any of the Subsidiary Note Parties or Phase I Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Indebtedness under any Bankruptcy Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Bankruptcy Law proceeding remains undismissed and unstayed for a period of sixty (60) days, or an order of relief is entered against the Company or any of the Subsidiary Note Parties or Phase I Subsidiaries as debtor under the Bankruptcy Laws as are now or hereafter in effect; or (x) one or more final judgments, non interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction against any the Company or any of the Subsidiary Note Parties or Phase I Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurers has not denied coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of ninety (90) days after the entry thereof.  The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state, or foreign law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b)           Remedies.  If any Event of Default has occurred and is continuing, the Majority Holders may, upon written notice to the Company, except in the case of events described in

Sections 9(a)(viii) or 9(a)(ix), in which case no notice shall be required, (i) declare all of the Principal of the Notes then outstanding (including all interest added to the Principal pursuant to Section 6(b)) together with the Interest Amount payable under the terms hereof with respect to such Principal and all other amounts, including the amounts due under Section 5(a), owing or payable hereunder and under the Other Notes (the “Acceleration Amount”) immediately due and payable, in cash, all without presentment, demand, protest or further act or notice of any kind, all of which are expressly waived by the Company and (ii) exercise any and all rights and remedies available to the holder of this Note under this Note, the Securities Purchase Agreement, or any other Transaction Document at law or in equity.  In addition to any remedy the Holder may have under this Note, the Securities Purchase Agreement or any other Transaction Document, such Acceleration Amount shall bear interest at a rate equal to the Default Rate until paid in full.  Nothing in this Section 9 shall limit any other rights the Holder may have under this Note, the Securities Purchase Agreement or any other Transaction Document, including Section 5 of this Note.

(c)           Void Acceleration.  In the event that the Company does not pay the Acceleration Amount within five (5) Trading Days of this Note becoming due under Section 9(b), at any time thereafter and until the Company pays such unpaid Acceleration Amount in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly return this Note (to the extent this Note has been previously delivered to the Company), in whole or any portion thereof, to the Holder, by sending written notice thereof to the Company via electronic delivery (the “Void Acceleration Notice”).  Upon the Company’s receipt of such Void Acceleration Notice, (i) the acceleration pursuant to Section 9(b) shall be null and void with respect to the portion of this Note subject to such Void Acceleration Notice and, (ii) the Company shall promptly return the portion of this Note (to the extent this Note has been previously delivered to the Company) subject to such Void Acceleration Notice.

10.           Notice of Certain Events.  The Company will give prompt (but in any event no later than five (5) Trading Days after the occurrence of any of the following events) written notice to the Holder of: (i) the occurrence of any Default or Event of Default, (ii) the commencement of any litigation or proceeding affecting the Company or any Subsidiary (A) in which the amount involved is $2,000,000 or more and not covered by insurance, (B) in which injunctive or similar relief is sought or (C) which relates to any Transaction Document or (iii) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

11.           Vote to Change the Terms of the Notes.  Except as otherwise expressly specified herein, the written consent of the Company and the Majority Holders shall be required for any change in the Guarantee and Collateral Agreement or the Notes (including this Note) other than an extension of the Maturity Date pursuant to Section 4(a) hereof; provided that the consent of all Holders adversely affected thereby shall be required for (a) reductions in the principal amount of the Notes, (b) extensions of the Maturity Date (other than an extension of the Maturity Date pursuant to Section 4(a) hereof) or the Extended Maturity Date, (c) reductions in the Cash Interest Rate, the interest rate in Section 6(b) or any premium payable pursuant to Sections 2(b) or 5(a), (d) extensions of any Interest Payment Date, the date of any prepayment pursuant to Section 2(c) or the date of any redemption pursuant to Section 5 and (e) changes to any provision of this Section 11. Upon receipt of the consent of the Majority Holders or all relevant Holders, as applicable, each Note shall be deemed amended thereby.

12.           Lost or Stolen Notes.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date.

13.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.           Specific Shall Not Limit General; Construction.  No specific provision contained in this Note shall limit or modify any more general provision contained herein.  This Note shall be deemed to be jointly drafted by the Company and all Holders pursuant to the Securities Purchase Agreement and shall not be construed against any Person as the drafter hereof.

15.           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

16.           Notice.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and e-mail addresses for such communications shall be:

If to the Company:

Cinedigm Digital Cinema Corp.
55 Madison Ave., Suite 300
Morristown, N.J. 07960
E-mail: gloffredo@cinedigm.com
Attention: General Counsel

With copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
E-mail: jcooperman@kelleydrye.com
Attention: Jonathan Cooperman

If to the Holder, to it at the address and e-mail address set forth on the signature pages to the Securities Purchase Agreement, with copies to such Holder’s representatives as set forth on such schedule, or, in the case of a Holder or any other party named above, at such other address and/or e-mail addresses and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party in accordance with this Section 16 five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by electronic delivery or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

17.           Transfer of this Note.  The Holder may assign or transfer this Note or some or all of its rights hereunder at any time without the consent of the Company after the Transfer Restriction Termination Event, subject to compliance with Section 4.1 of the Securities Purchase Agreement.  Notwithstanding the foregoing, subject to compliance with Section 4.1 of the Securities Purchase Agreement, the Holder may assign or transfer this Note or some or all of its rights hereunder at any time without the consent of the Company to any Affiliate of the Holder or to the Company or any of its Subsidiaries.  The Company shall not assign or otherwise transfer any of its rights and obligations under this Note without the prior written consent of all Holders and any attempted assignment or transfer without such consent shall be null and void.  The Company shall maintain an office where the Notes may be presented for registration of transfer or for exchange (“Registrar”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may change the Registrar upon written notice to each holder of Notes.  Prior to due presentment for the registration of a transfer of any Note, the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes.

18.           Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

19.           Cancellation.  After all Obligations have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

20.           Note Exchangeable for Different Denominations.  In the event of a redemption or transfer pursuant to this Note of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of this Note, a new Note of like tenor representing the remaining Principal that has not been so redeemed.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender.  The date the Company issued this Note shall be the Issuance Date hereof regardless of the number of times a new Note shall be issued.

21.           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company or any of its Subsidiaries under the Notes, the Securities Purchase Agreement or any other Transaction Document shall be made without any set-off, counterclaim or deduction and free and clear of and without deduction for any Indemnified Taxes; provided that if the Company or any of its Subsidiaries shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 21(a)), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or such Subsidiary, as applicable, shall make such deductions and (iii) the Company or such Subsidiary shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided, further, that if the Company or any of its Subsidiaries is required to make an additional payment to the Holder under this Section 21(a), and if the Holder is entitled to a cash refund or credit against cash Taxes payable which is both identifiable and quantifiable by the Holder as being attributable to the imposition of such Indemnified Taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability or obligation to the Holder (including any obligation of the Holder to file Tax returns in jurisdictions where it would not otherwise be obligated to file Tax returns), then, upon the written request of the Company, the Holder shall apply for such Tax Refund and, to the extent such Tax Refund is received by the Holder, shall reimburse the Company or such Subsidiary for such amount as the Holder shall determine to be the proportion of the Tax Refund attributable to such additional payment as will leave the Holder after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by the Holder to the Company or such Subsidiary is subsequently disallowed, the Company shall repay the Holder such amount (together with interest and any applicable penalty payable to the Holder to the relevant taxing authority) promptly after the Holder notifies the Company of such disallowance.  The Company agrees to reimburse the Holder for the Holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by the Holder in respect of this Section 21(a) may be deducted from the amount of any reimbursement to the Company or any of its Subsidiaries in respect of any Tax Refund pursuant to this Section 21(a).  Nothing in this Section 21(a) shall require the Holder to disclose to the Company any of its Tax returns or any other Tax-related information that it deems to be confidential.

(b)           Indemnification by the Company.  The Company shall indemnify the Holder, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Holder, on or with respect to any payment by or on account of any obligation of the Company or any of its Subsidiaries under the Notes, the Securities Purchase Agreement and the other Transaction Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 21) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Holder as to the amount of such payment or liability (together with a calculation of such payment or liability and supporting documentation reasonably requested by the Company) under this Section 21 shall be delivered to the Company and shall be conclusive absent demonstrable error.

(c)           Withholding Obligations.  Subject to Sections 21(a) and (b), if the Company is subject to withholding tax obligations under applicable law with respect to any transaction under this Note, then, notwithstanding any provision to the contrary in this Note, the Company shall be entitled to withhold cash in the amount that the Company is required to withhold.

22.           Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance,

performance, default or enforcement of this Note, Securities Purchase Agreement and the other Transaction Documents.

23.           Governing Law; Jurisdiction.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  The Company hereby irrevocably and unconditionally appoints its General Counsel at the address set forth in Section 16 (the “Company Process Agent”) as agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other process which may be served in any action referred to above or any other proceeding in any New York State or Federal court.  In any action or proceeding in a New York State or Federal court sitting in The City of New York, such service may be made on the Company by delivering a copy of such process to the Company in care of the Company Process Agent at such Company Process Agent’s above address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to the Company at the address for such notices to it under this Note (such service to be effective upon such receipt by the Company Process Agent and the depositing of such process in the mails as aforesaid).  The Company hereby irrevocably and unconditionally authorizes and directs such Company Process Agent to accept such service on its behalf.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

24.           WAIVER OF JURY TRIAL.  THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO, AND AGREE NOT TO REQUEST, A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

25.           Effect of Redemption; No Prepayment.  Upon payment of the Redemption Price in accordance with the terms hereof with respect to any portion of the Principal of this Note, such portion of the Principal of this Note shall be deemed paid in full and shall no longer be deemed outstanding for any purpose.  Except as specifically set forth in this Note, the Company does not have any right, option, or obligation, to pay any portion of the Principal at any time prior to the Maturity Date or the Extended Maturity Date, as applicable.

26.           Purchase of Notes by the Company.  The Company shall not, and shall not permit any Subsidiary or Affiliate to, voluntarily purchase or acquire any portion of any Note, unless concurrently with such action, the Company, such Subsidiary or Affiliate makes an offer to all Holders to acquire the same portion of their Notes on the same terms.  This Section 26 may not be amended except with the written consent of the holders of two-thirds (2/3) of the aggregate principal amount of all the Notes then outstanding.

27.           Other Payments to Holders of Notes.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or thereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding that consented to such waiver or amendment.

28.           Payment Set Aside.  To the extent that the Company makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including any bankruptcy law, U.S. state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

29.           Interpretative Matters.  Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to sections, schedules or exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP as in effect from time to time (unless expressly provided otherwise), (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by the undersigned as of the __ of May 2010.

CINEDIGM DIGITAL CINEMA CORP.

By:
Name: Title

Note

SCHEDULE I

BREAKEVEN LTM EBITDA

SCHEDULE II

SATELLITE EQUIPMENT

EXHIBIT A

SUBORDINATION PROVISIONS

Section 1.01.  Subordination of Liabilities.  ___________________ (the “Obligor”), for itself, and its successors and assigns, covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, [__________] (the “Subordinated Indebtedness”)  is hereby expressly subordinated to the extent and in the manner hereinafter set forth, to the prior payment in full in cash, of all Senior Indebtedness (as defined in Section 1.07 below).  These Subordination Provisions shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02.  Obligor Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances.  (a)  Upon the maturity of any Senior Indebtedness (including interest thereon, premium, if any, or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 below) owing in respect thereof shall first be paid in full in cash, before any payment (whether in cash, property, securities or otherwise) is made on account of the Subordinated Indebtedness.

(b)During any Blockage Period (as defined in Section 1.09 below), no holder of Subordinated Indebtedness shall assert or exercise any remedy in respect of any Subordinated Indebtedness or take or receive from or on behalf of the Obligor, directly or, indirectly, or by setoff or in any other manner (whether pursuant to any enforcement, collection, execution, levy or foreclosure proceeding or otherwise) any assets of the Obligor.  Without limiting the generality of the foregoing, during any Blockage Period, unless and until the Senior Indebtedness (including interest thereon, premium, if any, or fees or any other amounts owing in respect thereof) shall have been paid in full in cash, no holder of Subordinated Indebtedness shall (i) take any action of any kind, exercise any rights or initiate any proceeding of any kind (including any insolvency proceeding or Lien Enforcement Action, as defined in Section 1.09 below), whether privately or judicially, including any motion to lift an automatic stay or to obtain adequate protection, or any action to notify account debtors, seek a Lien (as defined in Section 1.09 below) upon any assets of the Obligor or commence, or join with any creditor other than holders of Senior Indebtedness in commencing, any enforcement, collection, execution, levy or foreclosure proceeding with respect to the Obligor, (ii) hinder, interfere with, object to or delay any holder of Senior Indebtedness in (A) enforcement of any of its Liens on any collateral, (B) liquidation or foreclosure thereof or (C) the manner in which a holder of Senior Indebtedness chooses to effectuate such enforcement, liquidation or foreclosure, (iii) demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior creditor may have under applicable law, or (iv) bring any action to contest the validity, legality, enforceability, perfection, priority or avoidability of any of the Senior Indebtedness or any of the Liens of holders of Senior Indebtedness in or on any  collateral.

(c)During any Blockage Period, (i) no holder of Subordinated Indebtedness shall exercise any right of setoff or counterclaim with respect to any collateral or with respect to any proceeds thereof and all proceeds of collateral shall be paid to the Collateral Agent (as defined in Section 1.09 below) for application to the Senior Indebtedness and (ii) until the Senior Indebtedness (including interest thereon, premium, if any, or fees or any other amounts owing in respect thereof) shall have been paid in full in cash, any proceeds of collateral received by any holder of Subordinated Indebtedness and any other cash or other property on account of the interest of such holder of Subordinated Indebtedness in any collateral received by such holder of Subordinated Indebtedness in contravention of these Subordination Provisions shall be held for the benefit of and paid over to the Collateral Agent for the benefit of the holders of the Senior Indebtedness in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  In connection with the foregoing, each holder of Subordinated Indebtedness hereby:  (i) authorizes the Collateral Agent to make any such endorsements as the agent and attorney-in fact for such holder of Subordinated Indebtedness; and (ii) acknowledges and agrees that its foregoing authorization, being coupled with an interest, is irrevocable.

(d)           In the event that, notwithstanding the provisions of the preceding subsections (a), (b) and (c) of this Section 1.02, the Obligor shall make any payment on account of (or the holders of the Subordinated Indebtedness receives any payment on account of) the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a), (b) or (c), such payment shall be held by the holders of the Subordinated Indebtedness, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.  Without in any way modifying these Subordination Provisions or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Obligor shall give the holders of the Subordinated Indebtedness written notice of any event which would prevent payments under Section 1.02(a), (b) or (c) hereafter.

Section 1.03.  Subordination to Prior Payment of All Senior Indebtedness, Dissolution, Liquidation or Reorganization of Obligor.  Upon any distribution of assets of the Obligor upon dissolution, winding up, liquidation or reorganization of the Obligor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a)           the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post petition interest at the rate provided in the documentation with respect to the Senior Indebtedness whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holders of the Subordinated Indebtedness is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

(b)           any payment or distributions of assets of the Obligor of any kind or character, whether in cash, property or securities to which the holders of the Subordinated Indebtedness would be entitled except for these Subordination Provisions, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness, their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(c)           in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Obligor of any kind or character, whether they be cash, property or securities, shall be received by the holders of the Subordinated Indebtedness on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall forthwith be paid over to the holders of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Without in any way modifying these Subordination Provisions or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Obligor shall give prompt written notice to the holders of the Subordinated Indebtedness of any dissolution, winding up, liquidation or reorganization of the Obligor (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04.  Subrogation.  Subject to the prior payment in full in cash of all Senior Indebtedness, the holders of the Subordinated Indebtedness shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Obligor applicable to the Senior Indebtedness until all amounts owing on the Subordinated Indebtedness shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Obligor or by or on behalf of the holders of the Subordinated Indebtedness by virtue of these Subordination Provisions which otherwise would have been made to the holder of the Subordinated Indebtedness shall, as between the Obligor, its creditors other than the holders of Senior Indebtedness, and the holders of the Subordinated Indebtedness, be deemed to be payment by the Obligor to or on account of the Subordinated Indebtedness, it being understood that these Subordination Provisions are and are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Indebtedness, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05.  Obligation of the Obligor Unconditional.  Nothing contained in these Subordination Provisions or in the Subordinated Indebtedness is intended to or shall impair, as between the Obligor and the holders of the Subordinated Indebtedness, the obligation of the Obligor, which is absolute and unconditional, to pay to the holders of the Subordinated Indebtedness the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Subordinated Indebtedness and other creditors of the Obligor other than the holders of the Senior Indebtedness, nor, except as specifically provided herein, shall anything herein or therein prevent the holder of the Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law upon an event of default under the Subordinated Indebtedness, subject to the rights, if any, under these Subordination Provisions of the holders of Senior Indebtedness in respect of cash, property, or securities of the Obligor received upon the exercise of any such remedy.  Upon any distribution of assets of the Obligor, the holders of the Subordinated Indebtedness shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holders of the Subordinated Indebtedness, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness, and other indebtedness of the Company (as defined in Section 1.09 below) and the Obligor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these Subordination Provisions.

Section 1.06.  Subordination Rights Not Impaired by Acts or Omissions of the Obligor or Holders of Senior Indebtedness.  No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Obligor or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Obligor with the terms and provisions of the Subordinated Indebtedness, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holders of the Subordinated Indebtedness with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of a Default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Subordinated Indebtedness.

Section 1.07.  Senior Indebtedness.  As used herein, the term “Senior Indebtedness” shall mean the Obligations (as defined in the Guarantee and Collateral Agreement, dated as of August 11, 2009, among the Company, the subsidiaries of the Company parties thereto and the Collateral Agent).

Section 1.08.  Miscellaneous.  If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Obligor or any other Person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Obligor or such other Persons), the Subordination Provisions set forth herein shall continue to be effective and be reinstated, as the case may be, all as though such payment had not been made.

Section 1.09.  Definitions.  When used herein, the following terms shall have the definitions set forth below:

“Blockage Notice” means, with respect to a Payment Default or a Non-Payment Default, a notice delivered by or on behalf of the Majority Holders to one or more holders of Subordinated Indebtedness that a Payment Default or Non-Payment Default, as the case may be, has occurred.

“Blockage Period” means  (a) with respect to a Payment Default, the period commencing on the date a Blockage Notice is delivered to a holder of Subordinated Indebtedness and terminating on the date on which such Payment Default is cured (to the extent the same is capable of being cured) or waived (if waived in accordance with the terms of the Senior Notes); and (b) with respect to a Non-Payment Default, the period commencing on the date a Blockage Notice is delivered to a holder of Subordinated Indebtedness and terminating on the date that is the earlier to occur of (i) one hundred eighty (180) days following the date of delivery of such Blockage Notice and (ii) delivery by or on behalf of the Majority Holders of a written notice expressly terminating the Blockage Period as a result of such Non-Payment Default being cured (to the extent the same is capable of being cured) or waived (if waived in accordance with the terms of the Senior Notes).  Other than with respect to a Payment Default, Blockage Periods may not in the aggregate exceed one hundred eighty (180) days during any consecutive period of three hundred sixty-five (365) days, whether pursuant to one Blockage Notice or multiple Blockage Notices.

“Collateral Agent” has the meaning set forth in the Senior Notes.

“Company” means Cinedigm Digital Cinema Corp.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Enforcement Action” means (a) any action by a creditor to foreclose, enforce, collect, take possession of, sell or otherwise realize upon, or to exercise any other right or remedy with respect to, any collateral, including any action by a creditor to foreclose on the Lien of such Person in any collateral or any action by a creditor to take possession of, sell or otherwise realize (judicially or non-judicially) upon any collateral (including by setoff or notification of account debtors); or (b) the commencement by a creditor of any legal proceedings against the Obligor with respect to any collateral to facilitate the actions described in clause (a) of this definition.

“Majority Holders” has the meaning set forth in the Senior Notes.

“Non-Payment Default” means any Event of Default as defined in the Senior Notes, other than a Payment Default.

“Payment Default” means any Event of Default as defined in the Senior Notes arising by virtue of (a) the failure by the Company to make any payment of principal, interest or fees when due and payable or when declared due and payable (whether as a result of maturity, acceleration or otherwise) or (b) the making by the Obligor of any payment or distribution to a holder of Subordinated Indebtedness in violation of these Subordination Provisions.

“Senior Notes” means the Company’s Senior Secured Amended and Restated Notes in the original aggregate principal amount of $75,000,000 issued on May 6, 2010 pursuant to the Securities Purchase Agreement dated as of August 11, 2009 among the Company and the purchasers named therein.

EXHIBIT B

CHRISTIE/AIX, INC.
c/o Cinedigm Digital Cinema Corp.
55 Madison Ave, Suite 300
Morristown, NJ  07960

May 6, 2010

Amendment to
Side Letter

Sageview Capital Master, L.P.
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301

Attention:  Edward A. Gilhuly

Ladies and Gentlemen:

Reference is made to that certain Side Letter, dated as of August 11, 2009 (the “Side Letter”), among Christie/AIX, Inc. (“Christie/AIX”) and Sageview Capital Master, L.P.  The undersigned hereby agree to amend the Side Letter to (i) add Cinedigm Digital Funding I, LLC as a party thereto, with the same obligations as Christie/AIX thereunder, and (ii) delete the second paragraph thereof in its entirety and substitute in lieu thereof the following:

“In accordance with Section 8(z)(i) of the Notes, the undersigned hereby agree that upon the payment in full of the Phase I Credit Agreement, each Phase I Subsidiary shall, and shall cause any of its Subsidiaries that is a Phase I Subsidiary to, (i) become a Subsidiary Note Party and execute and deliver a joinder to the Guarantee and Collateral Agreement in the form attached thereto as Annex I, (ii) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected first priority (subject to Liens to the extent permitted by the Guarantee and Collateral Agreement) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Phase I Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent, for the benefit of the Holders, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.”

This amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this letter shall be governed by, the internal laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.  This amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this amendment as of the date first written above.

Very truly yours,

CHRISTIE/AIX, INC.

By:
Name: Title

CINEDIGM DIGITAL FUNDING I, LLC

By:
Name: Title

Amendment to the Christie/AIX Side Letter

Accepted and agreed to as of
the date first above written:

SAGEVIEW CAPITAL MASTER, L.P.

By: Sageview Capital GenPar, Ltd., its
       general partner

By:____________________________
     Name:  Edward A. Gilhuly
     Title:  Director

Amendment to the Christie/AIX Side Letter